Exhibit 99.1

News

Investor Contact: Chip Merritt
610-738-6376
cmerritt@cephalon.com

Media Contact: Robert W. Grupp
610-738-6402
rgrupp@cephalon.com

For Immediate Release

Cephalon Announces Exercise of $120 Million Over-allotment Option on Convertible Senior Subordinated Notes

Frazer, PA – July 1, 2005 – Cephalon, Inc. (Nasdaq: CEPH) announced today that the underwriters of its previously announced offering of $800 million in aggregate principal amount of two percent convertible senior subordinated notes due 2015 have exercised in full their over-allotment option to purchase $120 million of additional notes, bringing the total amount of the notes issued to $920 million. The issuance of the additional notes closed today.

Subject to certain conditions, the notes are convertible prior to maturity into cash and shares, if any, of the company’s common stock at a conversion price of $46.70 per share of common stock (equivalent to a conversion rate of approximately 21.4133 shares per $1,000 principal amount of notes). As with the original $800 million offering, the company purchased convertible note hedge instruments with respect to its common stock, which will have the impact of increasing the effective conversion price of these notes from the company’s perspective to $67.92 per share, a 60 percent premium to the last reported bid price of the company’s common stock on the date the original issuance of notes was priced. The notes will be subordinated to existing and future senior indebtedness and senior to existing and future subordinated indebtedness of Cephalon.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Cephalon, Inc.

Cephalon currently markets three proprietary products in the United States: PROVIGIL® (modafinil) [C-IV], GABITRIL® (tiagabine hydrochloride) and ACTIQ® (oral transmucosal fentanyl citrate) [C-II] and more than 20 products internationally.

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SOURCE:  Cephalon, Inc. • 41 Moores Road • Frazer, PA 19355 • (610) 344-0200 • Fax (610) 344-0981

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings guidance, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law.

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